Exhibit 99.2

For More Information:
Public Relations	Investor Relations
Gretchen Dock	Timothy Dolan
Phase Forward	Integrated Corporate Relations
781-902-4413	617-956-6727
Gretchen.dock@phaseforward.com	timothy.dolan@icrinc.com

PHASE FORWARD APPOINTS KENNETH I. KAITIN, Ph.D., TO BOARD OF DIRECTORS

WALTHAM, Mass.—(BUSINESS WIRE)—Oct. 22, 2007—Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced the appointment of Kenneth I. Kaitin, Ph.D., to its board of directors effective November 7, 2007. This appointment further underscores Phase Forward’s continued commitment to develop and maintain a board with broad business experience and deep industry expertise.

“Dr. Kaitin is a highly regarded expert on the dynamics of the drug development lifecycle,” said Bob Weiler, president and CEO of Phase Forward. “As Phase Forward continues to expand its electronic clinical data management product line, we look forward to his meaningful contributions to the company as a board member.”

Dr. Kaitin is the director of the Tufts Center for the Study of Drug Development, a position he has held since 1998. He is also an associate professor of medicine at Tufts University School of Medicine. Dr. Kaitin is an internationally recognized expert on the science of drug development. He publishes extensively on the factors that contribute to the slow pace and high cost of pharmaceutical research and development and the impact of regulatory and legislative initiatives to speed new drug development and review. He has testified in Congress on drug development issues and is frequently quoted in the business and trade press on trends in the research-based pharmaceutical industry. Dr. Kaitin is a former president of the Drug Information Association and editor-in-chief of the Drug Information Journal. He earned a B.S. from Cornell University and an M.S. and Ph.D. in pharmacology from the University of Rochester. Dr. Kaitin is also a member of the board of directors of Curis, Inc., a drug development company.

Dr. Kaitin is replacing former board member Dr. Eve Slater, who left the Phase Forward board effective August 1, 2007. Dr. Slater accepted a senior management position at Pfizer Inc., which required that she relinquish all of her directorships.

“Phase Forward is recognized in the industry as a market leader and a company with a proven track record of executing against its strategy,” said Dr. Kaitin. “I look forward to helping Phase Forward as it aggressively pursues its mission of helping life sciences companies bring needed products to market faster and more safely.”

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm(TM)), clinical data management (Clintrial(TM)), clinical trials signal detection (CTSD(TM)), strategic pharmacovigilance

(WebVDME(TM) and Signal Management), adverse event reporting (Clintrace(TM)) and applied data standards (WebSDM(TM)). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 250 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations concerning its personnel, membership of its Board of Directors and its business outlook. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to attract and retain skilled personnel and qualified candidates for its Board of Directors. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.